UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 3, 2009

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – Financial Information Item

Item 2.02 Results of Operations and Financial Condition.

IA Global, Inc., a Delaware corporation (the “Company”), announced the following consolidated results for the twelve months ended March 31, 2009, as compared to the twelve months ended March 31, 2008, which are qualified in their entirety by reference to our balance sheet and statement of operations contained in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 filed with the Securities and Exchange Commission on September 3, 2009:

•	Revenues increased by $18.4 million to $57.1 million from $38.7 million.

•	Gross profit increased by $15.2 million to $43.9 million from $28.7 million.

•	Net loss increased $13.1 million to $20.2 million from $7.1 million.

This increase in the net loss reflects losses from AIG contracts and other telecoms contracts and the following items at Global Hotline, Inc.:

1.	The deferral of revenue of $2,596,000 from a telecom contract over the period April 1, 2009- March 31, 2011.
2.	The write-off of non-recoverable agent commission of $296,000.
3.	The deferral of revenue of $859,000 related to an eco lighting contract.
4.	Termination and credits totaling $2,781,000 related to the cancellation of an unprofitable telecom contract.
5.	Costs totaling $2,085,000 related to reductions in staff.

Our equity investments reflected the following charges:

1.

Impairment of our equity investment in Australia Secured Finance Ltd. (“ASFL”) of $7,195,000. ASFL was unable to close funding facilities to replace the bank line of credit that expires during November, 2009 and we expect this business to be liquidated.

2.	A loss on sale of securities to Taicom Securities Co Ltd of $1,737,000.
3.	A loss on sale of securities to GPlus Media Co Ltd of $1,287,000.

•	Loss per share was $0.10 per share, up from $.04.

•	Cash flow from operating activities was $6.2 million.

•	Shareholder’s equity as of March 31, 2009 was $(6.3) million.

The weak global economic conditions were felt across our business operations. The revenue loss caused by the collapse of our AIG business was felt at Global Hotline Japan. This has been compounded by changes to a second telecom client contract, which has moved from a guaranteed revenue base to a performance base, and the termination of an unprofitable telecom client contract. We continue to renegotiate the debt of Global Hotline. Global Hotline reduced both staffing and facilities costs to better match the changes to its revenue streams during the three months ended March 31, 2009.

Our Philippine operations were impacted by the weak US economy. During the third and fourth quarters, significant clients closed down their business operations, causing an unforeseen loss of revenues and momentum at Global Hotline Philippines. However, we are seeing an increase in inquiries from prospective customers seeking to outsource business functions to offshore BPO providers such as Global Hotline Philippines.

Taicom, in which we hold an equity investment, reported greater than forecast losses for the year due to the slowdown in private investment in Japan. Taicom continues to execute to its acquisition and roll-up strategy of distressed broker/dealer networks and we anticipate that they are well positioned for any future turn around in the Japanese economy.

During FY 2010, we believe the Company will experience an expansion of credit card, catalog and insurance contracts at Global Hotline Japan. We expect to refinance the debt at Global Hotline Japan. Global Hotline Japan capacity and overheads have been reduced and unprofitable contracts have been eliminated. Inter Asset Japan LBO No 1 Fund, an existing shareholder, has provided funding to the Company and we expect this to continue. We are in the process of effecting important changes at our management and board levels.

As a result of the delay in filing our Annual Report on Form 10-K for the year ended March 31, 2009, the Company expects to file its Quarterly Report on Form 10-Q for the three months ended June 30, 2009 by September 30, 2009.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This Current Report contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of IA Global. Specifically, we are exposed to various risks related to legal claims, our need for additional financing, our level of indebtedness, our NYSE AMEX listing, our investment in ArqueMax Ventures, declining economic conditions, our Global Hotline business, our controlling shareholder groups, the sale of significant numbers of our shares and a volatile market price for our common stock. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report.

SECTION 8 – Other Events

Item 8.01 Other Events.

As previously disclosed on July 15, 2009 in a press release and in an 8-K, the Company conducted a detailed forensic audit of its subsidiary, Global Hotline, Inc. The detailed forensic audit has been completed and no evidence of fraud was detected or found.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA GLOBAL, INC.

(Registrant)

Dated: September 4, 2009

By:	/s/ Mark Scott

Mark Scott

Chief Financial Officer